Exhibit 3.2

CERTIFICATE OF DESIGNATION OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

SFX ENTERTAINMENT, INC.

SFX Entertainment, Inc., a Delaware corporation (the “Corporation”), pursuant to the authority conferred on the Board of Directors of the Corporation (the “Board of Directors”) by its Certificate of Incorporation, and in accordance with the provisions of Section 151 and Section 103 of the Delaware General Corporation Law, certifies that the Board of Directors, by unanimous written consent dated September 16, 2015, duly adopted the following resolution, providing for the establishment and issuance of a series of the Corporation’s preferred stock, par value $0.001 per share (“Preferred Stock”), designated as the “Series B Convertible Preferred Stock” as follows:

RESOLVED, that, pursuant to the authority expressly granted and vested in the Board of Directors in accordance with the provisions of its Certificate of Incorporation, a series of preferred stock, par value $0.001 per share, of the Corporation be and hereby is established, consisting of 30,000 shares, to be designated “Series B Convertible Preferred Stock” (the “Series B Convertible Preferred Stock”); the Board of Directors be and hereby is authorized to issue such shares of Series B Convertible Preferred Stock from time to time and for such consideration and on such terms as the Board of Directors shall determine; and subject to the limitations provided by law and by the Certificate of Incorporation, the powers, designations, preferences and relative, participating, option or other special rights of, and the qualifications, limitations or restrictions upon, the Series B Convertible Preferred Stock shall be as follows:

Section 1.                                           Designation and Amount.  The shares of such series shall be designated as Series B Convertible Preferred Stock and the number of shares constituting such series shall be 30,000.

Section 2.                                           Dividends and Distributions.

(A)                               From and after the Date of Issuance of any share of Series B Convertible Preferred Stock, cumulative dividends on such shares of Series B Convertible Preferred Stock shall accrue, whether or not declared by the Board of Directors and whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the rate of 9% per annum on the sum of the Series B Original Issue Price thereof plus all unpaid accrued and accumulated dividends thereon. All accrued dividends on any share of Series B Convertible Preferred Stock shall be paid in cash out of funds legally available, or, with the consent of the holders of a majority of the Series B Convertible Preferred Stock, shares of Common Stock with a value equal to the dividends then due (valued at the last reported bid price of the Common Stock on the day immediately preceding the date on which such dividend payment becomes due) therefor or upon a liquidation of the Series B Convertible Preferred Stock in accordance with the provisions of Section 6; provided, that to the extent not paid on the last day of March, June, September and December of each calendar year (each such date, a “Dividend Payment Date”), all accrued dividends on any share shall accumulate and compound on the applicable Dividend Payment Date whether or not declared by the Board of Directors and shall remain accumulated, compounding dividends until paid pursuant hereto or converted pursuant to Section 8; provided further, that the first Dividend Payment Date will begin on December 31, 2015.  Unless the prior written consent of holders of a majority of the shares of Series B Convertible Preferred Stock is obtained, all accrued and accumulated dividends on the shares of Series B Convertible Preferred Stock shall be prior and in preference to any dividend on any Junior Securities and shall be fully declared and paid before any dividends are declared and paid, or any other distributions, repurchases or redemptions are made, on any Junior Securities, other than (a) to repurchase Common Stock held by employees or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase, up to an aggregate purchase price of no more than $1,000,000 within any 12-month period or (b) repurchases of Junior Securities in accordance with and pursuant to definitive agreements in effect as of the Date of Issuance.  Notwithstanding anything contained herein, the Corporation shall not issue any shares of Common Stock as dividends pursuant to this Section 2(A) and a holder of Series B Convertible Preferred Stock shall not have the right to receive any shares of Common Stock issued as a divided pursuant to this Section 2(A) to the extent that, upon giving effect to such issuance, the aggregate number of shares of Common Stock beneficially owned by such holder and its Affiliates, including any shares of Common Stock issued upon conversion of shares of Series B Convertible Preferred Stock pursuant to Section 8 hereof, exceeds 19.99% of the Common Stock or 19.99% of the voting power of the Corporation (calculated in accordance with the applicable NASDAQ rules and regulations) (the “Issuance Limitation”), unless the Corporation obtains the requisite shareholder approval under the NASDAQ Stock Market Rule 5635(d), in which case, the Issuance Limitation shall no longer apply to such holder.

(B)                               Participating Dividends. Subject to Section 2(A), in addition to the dividends accruing on the Series B Convertible Preferred Stock pursuant to Section 2(A) hereof, if the Corporation declares or pays a dividend or distribution on the Common Stock, whether such dividend or distribution is payable in cash, securities or other property, including the purchase or redemption by the Corporation of shares of Common Stock for cash, securities or property, but excluding (i) any dividend or distribution payable on the Common Stock solely in shares of Common Stock and (ii) any repurchases of Common Stock held by employees or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase, up to an aggregate purchase price of no more than $1,000,000 within any 12-month period or any repurchases in accordance with and pursuant to definitive agreements in effect as of the Date of Issuance, the Corporation shall simultaneously declare and pay a dividend on the Series B Convertible Preferred Stock on a pro rata basis with the Common Stock determined on an as-converted basis assuming all shares had been converted pursuant to Section 8 as of immediately prior to the record date of the applicable dividend (or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined).

(C)                               Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued and accumulated with respect to the Series B Convertible Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued and accumulated but unpaid dividends on the shares of Series B Convertible Preferred Stock held by each such holder.

Section 3.                                           Voting Rights.  The holders of Series B Convertible Preferred Stock shall have no voting rights other than those voting rights prescribed by law or set forth in this Certificate of Designation.

Section 4.                                           Certain Restrictions.

(A)                               Whenever quarterly dividends or other dividends or distributions payable on the Series B Convertible Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not earned or declared, on shares of Series B Convertible Preferred Stock outstanding shall have been paid in full, the Corporation shall not without the prior written consent of holders of a majority of the shares of Series B Convertible Preferred Stock:

(i)                                     declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any Junior Securities, other than repurchases of Junior Securities in accordance with and pursuant to definitive agreements in effect prior to the Date of Issuance;

(ii)                                  declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Convertible Preferred Stock, except dividends paid ratably on the Series B Convertible Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

(iii)                               redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Convertible Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of Junior Securities.

(B)                               The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

(C)                               The Corporation shall not, without the prior written consent of holders of a majority of the shares of Series B Convertible Preferred Stock:

(i)                                     create, authorize or issue any additional class or series of capital stock (or any security convertible into or exercisable for any class or series of capital stock of the Corporation) or issue or sell, or obligate itself to issue or sell, any securities of the Corporation (or any security convertible into or exercisable for any class or series of capital stock of the Corporation), that ranks superior to or in parity with the Series B Convertible Preferred Stock in rights, preferences or privileges (including with respect to dividends and liquidation); or

(ii)                                  increase or decrease the number of authorized shares of Series B Convertible Preferred Stock or authorize the issuance of or issue any shares of Series B Convertible Preferred Stock, other than issuances pursuant to the Securities Purchase Agreement between the Corporation and the Purchasers (as defined therein) dated on or about September 17, 2015;

Section 5.                                           Reacquired Shares.  Any shares of Series B Convertible Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 6.                                           Liquidation, Dissolution or Winding Up.

(A)                               In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (collectively with a Deemed Liquidation, a “Liquidation”), the holders of shares of Series B Convertible Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of any Junior Securities by reason of their ownership thereof, an amount in cash equal to the aggregate Liquidation Value of all shares of Series B Convertible Preferred Stock held by such holder.

The occurrence of a Change of Control (such event, a “Deemed Liquidation”) shall be deemed a Liquidation for purposes of this Section 6. Upon the consummation of any such Deemed Liquidation, the holders of the Series B Convertible Preferred Stock shall, in consideration for cancellation of their shares of Series B Convertible Preferred Stock, be entitled to the same rights such holders are entitled to under this Section 6 upon the occurrence of a Liquidation, including the right to receive the full preferential payment from the Corporation of the amounts payable with respect to the Series B Convertible Preferred Stock under Section 6(A) hereof plus the then present value at such time of all required dividend payments due on the Series B Convertible Preferred Stock pursuant to Section 2(A) through the date that is eighteen (18) months prior to the Initial Conversion Date, computed using a discount rate equal to the Treasury Rate plus 50 basis points. A “Change of Control” shall mean (a) a merger or consolidation in which the Corporation is a constituent party or a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; (b) any sale, transfer or issuance (or series of sales, transfers or issuances) of capital stock by the Corporation or the holders of Common Stock (or of other voting stock of the Corporation) of a majority of the voting power of the Corporation; or (c) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation. Notwithstanding the foregoing, a Change of Control shall not include a transaction whereby Robert Sillerman and his affiliates become “beneficial owners” (as defined in Rule 13d-3 of the Exchange Act) of securities of the Corporation representing more than 50% of the voting power of the then outstanding securities of the Corporation (an “Excluded Transaction”).

(B)                               In furtherance of the foregoing, the Corporation shall take such actions as are necessary to give effect to the provisions of Section 6 including, without limitation, (i) in the case of a Change of Control structured as a merger, consolidation or similar reorganization, causing the definitive agreement relating to such transaction to provide for a rate at which the shares of Series B Convertible Preferred Stock are converted into or exchanged for cash, new securities or other property, or (ii) in the case of a Change of Control structured as an asset sale or a transfer of shares of capital stock of the Corporation, as promptly as practicable following such transaction, either dissolving the Corporation and distributing the assets of the Corporation in accordance with applicable law or redeeming all outstanding shares of Series B Convertible Preferred Stock and, in the case of both (i) and (ii), giving effect to the preferences and priorities of set forth in this Section 6. The Corporation shall promptly provide to the holders of shares of Series B Convertible Preferred Stock such information concerning the terms of such Change of Control, and the value of the assets of the Corporation as may reasonably be requested by the holders of Series B Convertible Preferred Stock. The amount deemed distributed to the holders of Series B Convertible Preferred Stock upon any such Change of Control in consideration for the shares held by such holders shall be the cash or fair market value of the securities or other property distributed to such holders in such Change of Control transaction.

(C)                               If upon any Liquidation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the shares of Series B Convertible Preferred Stock the full preferential amount to which they are entitled under Section 6, (a) the holders of shares of Series B Convertible Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective full preferential amounts which would otherwise be payable in respect of the Series B Convertible Preferred Stock in the aggregate upon such Liquidation if all amounts payable on or with respect to such shares were paid in full, and (b) the Corporation shall not make or agree to make any payments to the holders of shares of Junior Securities.

(D)                               In the event of any Liquidation, the Corporation shall, within ten (10) days of the date the Board of Directors approves such action, or no later than twenty (20) days of any stockholders’ meeting called to approve such action, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, give each holder of shares of Series B Convertible Preferred Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of shares of Series B Convertible Preferred Stock upon consummation of the proposed action and the date of delivery thereof.  If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of shares of Series B Convertible Preferred Stock of such material change.

(E)                                If an Excluded Transaction occurs, to the extent the lowest price paid for a share of Common Stock in such Excluded Transaction (the “ET Price”) is less than the Conversion Price (as defined below) in effect immediately prior to such Excluded Transaction, the Conversion Price then in effect shall be reduced to the ET Price. Subject to the Indenture (as defined below), upon any conversion of the Series B Convertible Preferred Stock by a holder as of or following the closing of an Excluded Transaction such holder of the Series B Convertible Preferred Stock shall be promptly paid in cash, for each share of Series B Convertible Preferred Stock then converted, the then present value at such time of all required dividend payments due on such share of Series B Convertible Preferred Stock pursuant to Section 2(A) through the date that is eighteen (18) months prior to the Initial Conversion Date, computed using a discount rate equal to the Treasury Rate plus 50 basis points; provided, however, that the holders of the Series B Convertible Preferred Stock will not be entitled to such present value with respect to shares of Series B Convertible Preferred Stock that have not been converted.  If the cash amount required by the previous sentence is not made as required as a result of a limitation in the Indenture, the Corporation shall immediately issue to the relevant holder a number of shares of Common Stock with a value equal to the cash amount that has not been paid subject to the Issuance Limitation and the limitations set forth in Section 8(K) below; provided that the Corporation shall issue any shares not issued as a result of the Issuance Limitation and the limitations set forth in Section 8(K) below as soon as practicable when such limitations no longer would prohibit such issuance.

(F)                                 Notwithstanding anything to the contrary herein, any obligation of the Corporation with respect to the shares of Series B Convertible Preferred Stock arising due to a Liquidation or an Excluded Transaction shall be subject in all respects to the Corporation’s compliance with its obligations to make a Change of Control Offer (as such term is defined in Section 4.11 of the Indenture dated as of February 4, 2014 among the Corporation, the Guarantors named therein and U.S. Bank National Association, as Trustee and Collateral Agent (the “Indenture”).

Section 7.                                           No Redemption.  Except as otherwise provided herein, the shares of Series B Convertible Preferred Stock shall not be redeemable.

Section 8.                                           Conversion.

(A)                               Subject to the provisions of this Section 8, at any time and from time to time on or after the Date of Issuance, any holder of Series B Convertible Preferred Stock shall have the right by written election to the Corporation to convert all or any portion of the outstanding shares of Series B Convertible Preferred Stock held by such holder along with the aggregate accrued or accumulated and unpaid dividends thereon into an aggregate number of shares of Common Stock as is determined by (i) multiplying the number of shares of Series B Convertible Preferred Stock to be converted by the Series B Original Issue Price, (ii) adding to the result all accrued and accumulated or declared and unpaid dividends on such shares to be converted, and then (ii) dividing the result by the Conversion Price in effect immediately prior to such conversion. The initial conversion price per share (the “Conversion Price”) shall be $1.75, subject to adjustment as applicable in accordance with Section 8(I) and Section 8(J) below.

(B)                               Subject to the provisions of this Section 8, on the date that is thirty-six (36) months from the date hereof (the “Initial Conversion Date”) and on the date that is three, six, nine and twelve months following the Initial Conversion Date (each, an “Automatic Conversion Date”), twenty percent of the outstanding shares of Series B Convertible Preferred Stock held by each stockholder (rounded down to the nearest whole share) shall automatically convert (with all remaining outstanding shares of Series B Convertible Preferred Stock converting on the final Automatic Conversion Date) along with the aggregate accrued or accumulated and unpaid dividends on such shares to be converted into an aggregate number of shares of Common Stock as is determined by (i) multiplying the number of shares of Series B Convertible Preferred Stock to be converted by the Series B Original Issue Price, (ii) adding to the result all accrued and accumulated and unpaid dividends on such shares to be converted, and then (ii) dividing the result by the applicable Conversion Price then in effect.

(C)                               No fractional interest in a share of Common Stock shall be issued on conversion of any shares of Series B Convertible Preferred Stock in accordance with Section 8(A) and Section 8(B). In lieu of delivering fractional shares, the Corporation shall pay in cash an amount equal to the product of (i) such fractional share multiplied by (ii) the fair market value of a share of Common Stock as determined in good faith by the Board of Directors.

(D)                               In order to effectuate a conversion of shares of Series B Convertible Preferred Stock pursuant to Section 8(A), a holder shall (a) submit a written election to the Corporation that such holder elects to convert shares, the number of shares elected to be converted and (b) surrender, along with such written election, to the Corporation the certificate or certificates representing the shares being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen or missing, accompanied by an affidavit of loss executed by the holder. The conversion of such shares hereunder shall be deemed effective as of the date of surrender of such Series B Convertible Preferred Stock certificate or certificates or delivery of such affidavit of loss. Upon the receipt by the Corporation of a written election and the surrender of such certificate(s) and accompanying materials, the Corporation shall as promptly as practicable (but in any event within three (3) trading days thereafter) deliver to the relevant holder (a) a certificate in such holder’s name (or the name of such holder’s designee as stated in the written election) for the number of shares of Common Stock to which such holder shall be entitled upon conversion of the applicable shares as calculated pursuant to Section 8(A) and, if applicable (b) a certificate in such holder’s (or the name of such holder’s designee as stated in the written election) for the number of shares of Series B Convertible Preferred Stock represented by the certificate or certificates delivered to the Corporation for conversion but otherwise not elected to be converted pursuant to the written election.  All shares of capital stock issued hereunder by the Corporation shall be duly and validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

(E)                                In accordance with Section 8(B), on each Automatic Conversion Date, all outstanding shares of Series B Convertible Preferred Stock to be converted on such date shall be converted to the number of shares of Common Stock calculated pursuant to Section 8(B) without any further action by the relevant holder of such shares or the Corporation. As promptly as practicable following each Automatic Conversion Date (but in any event within three (3) trading days thereafter), the Corporation shall send each holder of shares of Series B Convertible Preferred Stock written notice of such event. Upon receipt of such notice, each holder shall surrender to the Corporation the certificate or certificates representing the shares being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen or missing, accompanied by an affidavit of loss executed by the holder. Upon the surrender of such certificate(s) and accompanying materials, the Corporation shall as promptly as practicable (but in any event within three (3) trading days thereafter) deliver to the relevant holder a certificate in such holder’s name (or the name of such holder’s designee as stated in the written election) for the number of shares of Common Stock to which such holder shall be entitled upon conversion of the applicable shares of Series B Convertible Preferred Stock. All shares of Common Stock issued hereunder by the Corporation shall be duly and validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

(F)                                 All shares of Series B Convertible Preferred Stock converted as provided in this Section 8shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such shares shall immediately cease and terminate as of such time, other than the right of the holder to receive shares of Common Stock and payment in lieu of any fraction of a share in exchange therefor.

(G)                               The Corporation shall at all times when any shares of Series B Convertible Preferred Stock is outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series B Convertible Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series B Convertible Preferred Stock pursuant to this Section 8, taking into account any adjustment to such number of shares so issuable as provided herein.  The Corporation shall take all such reasonable actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).

(H)                              The issuance of certificates for shares of Common Stock upon conversion of shares of Series B Convertible Preferred Stock pursuant to Section 8(A) or Section 8(B) shall be made without payment of additional consideration by, or other charge, cost or tax to, the holder in respect thereof.

(I)                                   Notwithstanding anything contained herein, the Corporation shall not effect any conversion of Series B Convertible Preferred Stock pursuant to Section 8 hereof and a holder of Series B Convertible Preferred Stock shall not have the right to convert shares of Series B Convertible Preferred Stock pursuant to Section 8 hereof to the extent that, upon giving effect to such conversion, the aggregate number of shares of Common Stock beneficially owned by such holder and its Affiliates, including any shares issued as a dividend pursuant to Section 2(A) above, exceeds the Issuance Limitation, unless the Corporation obtains the requisite shareholder approval under the NASDAQ Stock Market Rule 5635(d), in which case, the Issuance Limitation shall no longer apply to such holder.

(J)                                   Adjustment to Conversion Price and Number of Conversion Shares. In order to prevent dilution of the conversion rights granted under this Section 8 the Conversion Price and the number of Conversion Shares issuable on conversion of the shares of Series B Convertible Preferred Stock shall be subject to adjustment from time to time as provided in this Section 8(J).

(i)                                     Adjustment to Conversion Price upon Issuance of Common Stock. Except as provided in Section 8(J)(iii) and except in the case of an event described in either Section 8(J)(v) or Section 8(J)(vi), if the Corporation shall, at any time or from time to time after the Date of Issuance, issue or sell, or in accordance with Section 8(J)(iv) is deemed to have issued or sold, any shares of Common Stock without consideration or for consideration per share less than the Conversion Price in effect immediately prior to such issuance or sale (or deemed issuance or sale), then immediately upon such issuance or sale (or deemed issuance or sale), the Conversion Price in effect immediately prior to such issuance or sale (or deemed issuance or sale) shall be reduced (and in no event increased) to a Conversion Price equal to the quotient obtained by dividing (a) the sum of (x) the product obtained by multiplying the Common Stock Deemed Outstanding immediately prior to such issuance or sale (or deemed issuance or sale) by the Conversion Price then in effect plus (y) the aggregate consideration, if any, received by the Corporation upon such issuance or sale (or deemed issuance or sale); by (b) the sum of (x) the Common Stock Deemed Outstanding immediately prior to such issuance or sale (or deemed issuance or sale) plus (y) the aggregate number of shares of Common Stock issued or sold (or deemed issued or sold) by the Corporation in such issuance or sale (or deemed issuance or sale).

Whenever following the Date of Issuance, the Corporation shall issue or sell, or in accordance with Section 8(J)(iv) is deemed to have issued or sold, any shares of Common Stock, the Corporation shall prepare a certificate signed by an executive officer setting forth, in reasonable detail, the number of shares issued or sold, or deemed issued or sold, the amount and the form of the consideration received by the Corporation and the method of computation of such amount and shall cause copies of such certificate to be mailed to the holders of record of Series B Convertible Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder).

(ii)           Adjustment to Number of Conversion Shares Upon Adjustment to Conversion Price. Upon any and each adjustment of the Conversion Price as provided in Section 8(J), the number of Conversion Shares issuable upon the conversion of the Series B Convertible Preferred Stock immediately prior to any such adjustment shall be increased to a number of Conversion Shares equal to the quotient obtained by dividing (a) the product of (x) the Conversion Price in effect immediately prior to any such adjustment multiplied by (y) the number of Conversion Shares issuable upon conversion of the Series B Convertible Preferred Stock immediately prior to any such adjustment; by (b) the Conversion Price resulting from such adjustment.

(iii)          Exceptions To Adjustment Upon Issuance of Common Stock. Anything herein to the contrary notwithstanding, there shall be no adjustment to the Conversion Price or the number of Conversion Shares issuable upon conversion of the Series B Convertible Preferred Stock with respect to any Excluded Issuance.

(iv)          Effect of Certain Events on Adjustment to Conversion Price. For purposes of determining the adjusted Conversion Price under Section 8(J)(i) hereof, the following shall be applicable:

(a)           Issuance of Options. If the Corporation shall, at any time or from time to time after the Date of Issuance, in any manner grant or sell (whether directly or by assumption in a merger or otherwise) any Options, whether or not such Options or the right to convert or exchange any Convertible Securities issuable upon the exercise of such Options are immediately exercisable, and the price per share (determined as provided in this paragraph and in Section 8(J)(iv)(e)) for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of Convertible Securities issuable upon the exercise of such Options is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued as of the date of granting or sale of such Options (and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price under Section 8(J)(i)), at a price per share equal to the quotient obtained by dividing (x) the sum (which sum shall constitute the applicable consideration received for purposes of Section 8(J)(i)) of (1) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of all such Options, plus (2) the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus (3), in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of all such Convertible Securities and the conversion or exchange of all such Convertible Securities, by (y) the total maximum number of shares of Common Stock issuable upon the exercise of all such Options or upon the conversion or exchange of all Convertible Securities issuable upon the exercise of all such Options. Except as otherwise provided in Section 8(J)(iv)(c), no further adjustment of the Conversion Price shall be made upon the actual issuance of Common Stock or of Convertible Securities upon exercise of such Options or upon the actual issuance of Common Stock upon conversion or exchange of Convertible Securities issuable upon exercise of such Options.

(b)           Issuance of Convertible Securities. If the Corporation shall, at any time or from time to time after the Date of Issuance, in any manner grant or sell (whether directly or by assumption in a merger or otherwise) any Convertible Securities, whether or not the right to convert or exchange any such Convertible Securities is immediately exercisable, and the price per share (determined as provided in this paragraph and in Section 8 (J)(iv)(e)) for which Common Stock is issuable upon the conversion or exchange of such Convertible Securities is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Convertible Securities, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of the total maximum amount of such Convertible Securities shall be deemed to have been issued as of the date of granting or sale of such Convertible Securities (and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price pursuant to Section 8(J)(i)), at a price per share equal to the quotient obtained by dividing (x) the sum (which sum shall constitute the applicable consideration received for purposes of Section 8(J)(i)), of (1) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Convertible Securities, plus (2) the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange of all such Convertible Securities, by (y) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. Except as otherwise provided in Section 8(J)(iv)(c), (x) no further adjustment of the Conversion Price shall be made upon the actual issuance of Common Stock upon conversion or exchange of such Convertible Securities and (y) no further adjustment of the Conversion Price shall be made by reason of the issue or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the

Conversion Price have been made pursuant to the other provisions of this Section 8(J)(iv).

(c)           Change in Terms of Options or Convertible Securities. Upon any change in any of (1) the total amount received or receivable by the Corporation as consideration for the granting or sale of any Options or Convertible Securities referred to in Section 8(J)(iv)(a) or Section 8(J)(iv)(b) hereof, (2) the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of any Options or upon the issuance, conversion or exchange of any Convertible Securities referred to in Section 8(J)(iv)(a) or Section 8(J)(iv)(b) hereof, (2) the rate at which Convertible Securities referred to in Section 8(J)(iv)(a) or Section 8(J)(iv)(b) hereof are convertible into or exchangeable for Common Stock, or (D) the maximum number of shares of Common Stock issuable in connection with any Options referred to in Section 8(J)(iv)(a) hereof or any Convertible Securities referred to in Section 8(J)(iv)(b) hereof (in each case, other than in connection with an Excluded Issuance), then (whether or not the original issuance or sale of such Options or Convertible Securities resulted in an adjustment to the Conversion Price pursuant to this Section 8(J)) the Conversion Price in effect at the time of such change shall be adjusted or readjusted, as applicable, to the Conversion Price which would have been in effect at such time pursuant to the provisions of this Section 8(J) had such Options or Convertible Securities still outstanding provided for such changed consideration, conversion rate or maximum number of shares, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment or readjustment the Conversion Price then in effect is reduced, and the number of Conversion Shares issuable upon the conversion of the Series B Convertible Preferred Stock immediately prior to any such adjustment or readjustment shall be correspondingly adjusted or readjusted pursuant to the provisions of Section 8(J)(ii).

(d)           Treatment of Expired or Terminated Options or Convertible Securities. Upon the expiration or termination of any unexercised Option (or portion thereof) or any unconverted or unexchanged Convertible Security (or portion thereof) for which any adjustment (either upon its original issuance or upon a revision of its terms) was made pursuant to this Section 8(J) (including without limitation upon the redemption or purchase for consideration of all or any portion of such Option or Convertible Security by the Corporation), the Conversion Price then in effect hereunder shall forthwith be changed pursuant to the provisions of this Section 8(J) to the Conversion Price which would have been in effect at the time of such expiration or termination had such unexercised Option (or portion thereof) or unconverted or unexchanged Convertible Security

(or portion thereof), to the extent outstanding immediately prior to such expiration or termination, never been issued.

(e)           Calculation of Consideration Received. If the Corporation shall, at any time or from time to time after the Date of Issuance, issue or sell, or is deemed to have issued or sold in accordance with Section 8(J)(iv), any shares of Common Stock, Options or Convertible Securities: (1) for cash, the consideration received therefor shall be deemed to be the net amount received by the Corporation therefor; (2) for consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Corporation shall be the market price (as reflected on any securities exchange, quotation system or association or similar pricing system covering such security) for such securities as of the end of business on the date of receipt of such securities; (3) for no specifically allocated consideration in connection with an issuance or sale of other securities of the Corporation, together comprising one integrated transaction, the amount of the consideration therefor shall be deemed to be the fair value of such portion of the aggregate consideration received by the Corporation in such transaction as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be, issued in such transaction; or (4) to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be, issued to such owners. The net amount of any cash consideration and the fair value of any consideration other than cash or marketable securities shall be determined by the Board of Directors in good faith.

(f)            Record Date. For purposes of any adjustment to the Conversion Price or the number of Conversion Shares in accordance with this Section 8(J), in case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (1) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (2) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be; provided, that if before the distribution to its holders of Common Stock the Corporation legally abandons its plan to pay or deliver such dividend, distribution, subscription or purchase rights, then thereafter no adjustment shall be required by the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

(g)           Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any of its wholly-owned subsidiaries, and the disposition of any such shares (other than the cancellation or retirement thereof or the transfer of such shares among the Corporation and its wholly-owned subsidiaries) shall be considered an issue or sale of Common Stock for the purpose of this Section 8(J).

(v)           Adjustment to Conversion Price and Conversion Shares Upon Dividend, Subdivision or Combination of Common Stock. If the Corporation shall, at any time or from time to time after the Date of Issuance, (i) pay a dividend or make any other distribution upon the Common Stock or any other capital stock of the Corporation payable in shares of Common Stock or in Options or Convertible Securities, or (ii) subdivide (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to any such dividend, distribution or subdivision shall be proportionately reduced and the number of Conversion Shares issuable upon conversion of the Series B Convertible Preferred Stock shall be proportionately increased. If the Corporation at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased and the number of Conversion Shares issuable upon conversion of the Series B Convertible Preferred Stock shall be proportionately decreased. Any adjustment under this Section 8(J)(v) shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.

(vi)          Adjustment to Conversion Price and Conversion Shares Upon Reorganization, Reclassification, Consolidation or Merger. In the event of any (1) capital reorganization of the Corporation, (2) reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), (3) consolidation or merger of the Corporation with or into another Person, (4) sale of all or substantially all of the Corporation’s assets to another Person or (5) other similar transaction (other than any such transaction covered by Section 8(J)(v) and other than a Liquidation, in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, each share of Series B Convertible Preferred Stock shall, immediately after such reorganization, reclassification, consolidation, merger, sale or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Conversion Shares then convertible for such share, be exercisable for the kind and number of shares of stock or other securities or assets of the

Corporation or of the successor Person resulting from such transaction to which such share would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or similar transaction if the share had been converted in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or similar transaction and acquired the applicable number of Conversion Shares then issuable hereunder as a result of such conversion (without taking into account any limitations or restrictions on the convertibility of such share, if any); and, in such case, appropriate adjustment (in form and substance satisfactory to the holder of such share) shall be made with respect to such holder’s rights under this Certificate of Designation to insure that the provisions of this Section 8 hereof shall thereafter be applicable, as nearly as possible, to the Series B Convertible Preferred Stock in relation to any shares of stock, securities or assets thereafter acquirable upon conversion of Series B Convertible Preferred Stock (including, in the case of any consolidation, merger, sale or similar transaction in which the successor or purchasing Person is other than the Corporation, an immediate adjustment in the Conversion Price to the value per share for the Common Stock reflected by the terms of such consolidation, merger, sale or similar transaction, and a corresponding immediate adjustment to the number of Conversion Shares acquirable upon conversion of the Series B Convertible Preferred Stock without regard to any limitations or restrictions on conversion, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger, sale or similar transaction). The provisions of this Section 8(J)(vi) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or similar transactions. The Corporation shall not effect any such reorganization, reclassification, consolidation, merger, sale or similar transaction unless, prior to the consummation thereof, the successor Person (if other than the Corporation) resulting from such reorganization, reclassification, consolidation, merger, sale or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Certificate of Designation (in form and substance satisfactory to the holder of such share), the obligation to deliver to the holders of Series B Convertible Preferred Stock such shares of stock, securities or assets which, in accordance with the foregoing provisions, such holders shall be entitled to receive upon conversion of the Series B Convertible Preferred Stock. Notwithstanding anything to the contrary contained herein, with respect to any corporate event or other transaction contemplated by the provisions of this Section 8(J)(vi), each holder of shares of Series B Convertible Preferred Stock shall have the right to elect prior to the consummation of such event or transaction, to give effect to the provisions of Section 6(A) (if applicable to such event or transaction) or Section 8 hereunder, instead of giving effect to the provisions contained in this Section 8(J)(vi) with respect to such holder’s Series B Convertible Preferred Stock.

(vii)         Certificate as to Adjustment.

(a)           As promptly as reasonably practicable following any adjustment of the Conversion Price, but in any event not later than ten (10) days thereafter, the Corporation shall furnish to each holder of record of Series B Convertible Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(b)           As promptly as reasonably practicable following the receipt by the Corporation of a written request by any holder of Series B Convertible Preferred Stock, but in any event not later than ten (10) days thereafter, the Corporation shall furnish to such holder a certificate of an executive officer certifying the Conversion Price then in effect and the number of Conversion Shares or the amount, if any, of other shares of stock, securities or assets then issuable to such holder upon conversion of the shares of Series B Convertible Preferred Stock held by such holder.

(viii)        Notices. In the event:

(a)           that the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series B Convertible Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b)           of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another Person, or sale of all or substantially all of the Corporation’s assets to another Person; or

(c)           of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

then, and in each such case, the Corporation shall send or cause to be sent to each holder of record of Series B Convertible Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) at least ten (10) days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (x) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (y) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Corporation shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon conversion of the Series B Convertible Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series B Convertible Preferred Stock and the Conversion Shares.

(K)          Beneficial Ownership Limitation.  The Corporation shall not effect any conversion of the Series B Convertible Preferred Stock, and a holder shall not have the right to convert any portion of the Series B Convertible Preferred Stock, to the extent that, after giving effect to the conversion, such holder (together with such holder’s Affiliates, and any Persons acting as a group together with such holder or any of such holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series B Convertible Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Series B Convertible Preferred Stock beneficially owned by such holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such holder or any of its Affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 8(K), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”).  In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  For purposes of this Section 8(K), in determining the number of outstanding shares of Common Stock, a holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Securities and Exchange Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of a holder, the Corporation shall within one (1) day confirm orally and in writing to such holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series B Convertible Preferred Stock, by such holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series B Convertible Preferred Stock held by the applicable holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 8(K) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Series B Convertible Preferred Stock and shall cease to apply only upon sixty-one (61) days’ written notice from the holder to the Corporation of an election to increase or decrease or remove the Beneficial Ownership Limitation.

Section 9.              Ranking.  With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all shares of the Series B Convertible Preferred Stock shall rank senior to all Junior Securities.

Section 10.            Breach of Obligations.

(A)          Series B Convertible Preferred Stock Breach. A breach by the Corporation of the rights, preferences, powers, restrictions and limitations of the Series B Convertible Preferred Stock set forth herein shall mean the occurrence of one or more of any of the events and conditions set forth in this Section 10(A) (each such event or condition, a “Series B Convertible Preferred Stock Breach”), whether such event or condition occurs voluntarily or involuntarily, by operation of law or pursuant to any judgment, order, decree, rule or regulation and regardless of the reason or cause of such event or condition; provided, that (i) if such breach is the result of a failure of the Corporation to pay any dividends when due pursuant to Section 2(A), such failure has continued for more than three (3) days and (ii) for any other breach, such breach has continued uncured for ten (10) days. Notwithstanding the foregoing, no Series B Convertible Preferred Stock Breach shall be deemed to have occurred under clause (ii) of the preceding sentence if the Corporation establishes (to the reasonable satisfaction of the holders of a majority of the Series B Convertible Preferred Stock then outstanding) that (i) the particular Series B Convertible Preferred Stock Breach under clause (ii) of the preceding sentence has not been caused by any knowing or purposeful conduct by the Corporation or any of its Subsidiaries and (ii) the Corporation has exercised, and continues to exercise, its reasonable best efforts to promptly cure the Series B Convertible Preferred Stock Breach under clause (ii) of the preceding sentence (if cure is possible).

(i)            Nonpayment of Dividends. The failure of the Corporation to pay any dividend when due pursuant to Section 2(A), whether or not such payment is legally permissible or is otherwise prohibited.

(ii)           Nonpayment of Liquidation Payments. The failure of the Corporation to make any liquidation payment when due pursuant to Section 6, in each case whether or not such payment is legally permissible or is otherwise prohibited.

(iii)          Breach of Veto Rights. The Corporation breaches or otherwise fails to perform or observe any of the covenants or agreements contained in Section 4, including by attempting to take any action requiring the affirmative consent of a majority of the holders of the Series B Convertible Preferred Stock without first obtaining such consent.

(iv)                              Bankruptcy or Insolvency. The Corporation or any of its subsidiaries (i) becomes insolvent or admits its inability to pay its debts generally as they become due; (ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within seven (7) days or is not dismissed or vacated within forty-five (45) days after filing; (iii) makes a general assignment for the benefit of creditors; or (iv) has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

(B)                               Consequences of Breach. In addition to any other rights which a holder of shares of Series B Convertible Preferred Stock is entitled under any other contract or agreement and any other rights such holder may have pursuant to applicable law, the holders of shares of Series B Convertible Preferred Stock shall have the rights and remedies set forth in this Section 10(B) on the occurrence of a Series B Convertible Preferred Stock Breach.

(i)                                     Increased Dividend Rate. If a Series B Convertible Preferred Stock Breach has occurred and is continuing, the dividend rate on the Series B Convertible Preferred Stock set forth in Section 2(A) hereof shall increase immediately by an increment of 1.5% per annum, and thereafter shall automatically increase further (and accrue at such higher aggregate dividend rate) at the end of each succeeding 90-day period following the date of the initial Series B Convertible Preferred Stock Breach by an additional increment of 1% per annum (but in no event shall the aggregate dividend rate accruing pursuant to Section 2(A) and this Section 10(B)(i) exceed 15% per annum), until no Series B Convertible Preferred Stock Breach exists.

(ii)                                  Adjustment to Conversion Price. If a Series B Convertible Preferred Stock Breach has occurred and is continuing for a period of ten (10) days, the then current Conversion Price of the Series B Convertible Preferred Stock shall be reduced immediately to ninety percent (90%) of the Conversion Price in effect immediately prior to such reduction, and the number of Conversion Shares issuable on conversion of the shares of Series B Convertible Preferred Stock shall be immediately proportionately increased to a number of shares calculated pursuant to the provisions of Section 8(A) above.

Section 11.                                    Notices.  Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder’s address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 11).

Section 12.                                    Amendment.  At any time any shares of Series B Convertible Preferred Stock are outstanding, the Certificate of Incorporation of the Corporation shall not be further amended, by merger, consolidation or otherwise, in any manner which would alter or change the powers, preferences or rights of the Series B Convertible Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series B Convertible Preferred Stock, voting separately as a class.

Section 13.                                    Defined Terms.

(A)                               “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the subject Person. For purposes of the term “Affiliate,” the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or to cause the direction of the management and policies of a Person, whether through the ownership of securities, by contract or otherwise.

(B)                               “Common Stock Deemed Outstanding” means, at any given time, the sum of (i) the number of shares of Common Stock actually outstanding at such time, plus (ii) the number of shares of Common Stock issuable upon exercise of Options actually outstanding at such time, plus (iii) the number of shares of Common Stock issuable upon conversion or exchange of Convertible Securities actually outstanding at such time (treating as actually outstanding any Convertible Securities issuable upon exercise of Options actually outstanding at such time), in each case, regardless of whether the Options or Convertible Securities are actually exercisable at such time; provided, that Common Stock Deemed Outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any of its wholly owned subsidiaries.

(C)                               “Conversion Shares” means the shares of Common Stock or other capital stock of the Corporation then issuable upon conversion of the Series B Convertible Preferred Stock in accordance with the terms of Section 8.

(D)                               “Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Common Stock, but excluding Options.

(E)                                “Date of Issuance” means, for any share of Series B Convertible Preferred Stock, the date on which the Corporation initially issues such share (without regard to any subsequent transfer of such share or reissuance of the certificate(s) representing such share of Series B Convertible Preferred Stock).

(F)                                 “Excluded Issuance” means any issuance or sale (or deemed issuance or sale in accordance with Section 8(J)(iv) by the Corporation after the Date of Issuance of: (a) shares of Common Stock issued on the conversion of the Series B Convertible Preferred Stock; (b) shares of Common Stock issued upon the conversion or exercise of Options or Convertible Securities issued prior to the Date of Issuance, provided that such securities are not amended after the date hereof to increase the number of shares of Common Stock issuable thereunder or to lower the exercise or conversion price thereof; (c) shares of Common Stock issued upon the conversion or exercise of Options (other than Options covered by clause (b) above) or Convertible Securities issued prior to the Date of Issuance, provided that such securities are not amended after the date hereof to increase the number of shares of Common Stock issuable thereunder or to lower the exercise or conversion price thereof, and up to 3,500,000 shares of (i) Common Stock or restricted Common Stock units and (ii) Common Stock issued upon the conversion or exercise of Options issued following the Date of Issuance under the 2013 Equity Compensation Plan, as amended, or a similar equity compensation plan approved by the Corporation’s shareholders, provided that such securities are not amended after the date hereof to increase the number of shares of Common Stock issuable thereunder or to lower the exercise or conversion price thereof; or (d) shares of Common Stock, Options or Convertible Securities issued (i) as consideration for a joint venture, strategic alliance or other commercial relationship with such person (including persons that are customers, suppliers and strategic partners of the Corporation) relating to the operation of the Corporation’s business and not for the primary purpose of raising equity capital, (ii) as consideration for the acquisition by the Corporation of another business or its tangible or intangible assets, (iii) to lenders as equity kickers in connection with debt financings of the Corporation or (iv) shares of Common Stock, Options or Convertible Securities issued to the lessor or vendor in any office lease or equipment lease or similar equipment financing transaction in which the Corporation obtains the use of such office space or equipment for its business that is not primarily for purposes of raising equity capital, in each case, where such transactions have been approved by the Board of Directors, with the total number of shares issuable pursuant to this clause (d) not exceeding five percent (5%) of the shares of Common Stock (determined assuming the conversion of Series B Convertible Preferred Stock into Common Stock) outstanding immediately after the issuance of the Series B Convertible Preferred Stock.

(G)                               “Liquidation Value” means, with respect to any share of Series B Convertible Preferred Stock on any given date, the greater of (i) the Series B Original Issue Price, plus any dividends accrued and accumulated or declared but unpaid thereon and (ii) such amount per share as would have been payable had all shares of Series B Convertible Preferred Stock been converted into Common Stock pursuant to Section 8 on such date.

(H)                              “Junior Securities” means, collectively, the common stock, par value $0.001 per share (the “Common Stock”) of the Corporation, the Series A Preferred Stock, par value $0.001 per share, of the Corporation, and any other class of equity securities of the Corporation that is junior to the Series B Convertible Preferred Stock (either as to dividends or upon liquidation, dissolution or winding up).

(I)                                   “Options” means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.

(J)                                   “Person” means any individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

(K)                               “Series B Original Issue Price” shall mean $1,000.00 per share.

(L)                                “Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to the date of determination (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the date of determination to the Initial Conversion Date; provided, however, that if the period from the date of determination to the Initial Conversion Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the date of determination to the Initial Conversion Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation as of this 17th day of September, 2015.

SFX ENTERTAINMENT, INC.

By:	/s/ Richard Rosenstein
	Name:	Richard Rosenstein
	Title:	Chief Financial Officer

[Series B Convertible Preferred Stock Certificate of Designation – Signature Page]